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                                                                      EXHIBIT 11

                         VIRAGEN, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

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
                                                                                  Three Months Ended
                                                                                    September 30,
                                                                             ----------------------------
                                                                                 1998           1997
                                                                             ------------    ------------
BASIC AND DILUTED

Weighted average shares outstanding                                            53,299,268      47,357,382
                                                                             ============    ============

Net Loss                                                                       (2,398,040)     (1,860,888)
     Deduct required dividends on convertible preferred stock, Series A               663             663
     Deduct required dividends on convertible preferred stock, Series D                --         169,221
     Deduct required dividends on convertible preferred stock, Series E                --          65,418
     Deduct required dividends on convertible preferred stock, Series F                --          50,444
     Deduct required dividends on redeemable preferred stock, Series G                 --          26,849
     Deduct required dividends on redeemable preferred stock, Series H            432,224              --
     Deduct required dividends on redeemable preferred stock, Series I            205,091              --
                                                                             ------------    ------------

LOSS ATTRIBUTABLE TO COMMON STOCK                                            $ (3,036,018)   $ (2,173,483)
                                                                             ============    ============

BASIC AND DILUTED LOSS PER COMMON SHARE
     After deduction for required dividends on convertible preferred stock   $      (0.06)   $      (0.05)
                                                                             ============    ============
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